UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: August 3, 2011

Intrepid Potash, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34025	26-1501877
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

707 17th Street, Suite 4200
Denver, Colorado  80202
(Address of principal executive offices, including zip code)

(303) 296-3006
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 3, 2011, Intrepid Potash, Inc. (the “Company”) entered into a new $250 million senior credit facility (the “New Credit Facility”) with U.S. Bank National Association, as administrative agent (the “Administrative Agent”), Wells Fargo Bank, National Association, as syndication agent, and the other participating lenders named therein.

The New Credit Facility has commitments of $250 million, consisting of a revolving credit facility (the “Revolving Facility”), a swing line sub-facility of up to $25 million and a letter of credit sub-facility of up to $25 million.  The New Credit Facility provides that the Company may request increases in the commitments of up to an additional $100 million, in $10 million increments.  The lenders are not obligated to participate in the increased commitments, and the Company may request that new lenders augment the existing lender group in order to accomplish the desired increase in the commitments.

Borrowings under the New Credit Facility bear interest at a rate equal to an applicable margin plus, at the Company’s option, either a variable base rate or a Eurodollar rate.  The applicable margin for Eurodollar rate loans ranges from 1.25% to 2.0% and for base rate loans ranges from 0.25% to 1.0%, in each case depending on the level of the Company’s leverage ratio (as defined in the New Credit Facility).  Upon the occurrence of an event of default which is continuing, at the option of the required lenders (as defined in the New Credit Facility) all amounts due under the New Credit Facility will bear interest at 2.0% above the interest rate otherwise applicable.  The Company is required to pay a quarterly commitment fee on the outstanding portion of the unused Revolving Facility amount of between 0.20% and 0.35%, depending on the Company’s leverage ratio.

The New Credit Facility matures on August 3, 2016 and contains customary events of default.  The Company may request, but the lenders are not obligated to provide, an extension of the maturity date.

The New Credit Facility contains a number of negative covenants that will limit certain of the Company’s activities, including activities relating to the issuance of debt and investments.  In addition, the Company is required to maintain:

•                  a minimum fixed charge coverage ratio of 1.3 to 1.0; and

•                  a maximum leverage ratio of 3.0 to 1.0.

The Company may prepay amounts outstanding under the New Credit Facility and may reduce the commitments or terminate commitments in whole at any time without penalty or premium upon prior written notice.

The New Credit Facility is unsecured.  The Company’s material subsidiaries entered into a guaranty agreement with the Administrative Agent, pursuant to which the Company’s material subsidiaries agreed to guaranty all of the Company’s obligations arising out of the New Credit Facility, as well as certain bank product and swap transactions.

A copy of the New Credit Facility is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement.

In conjunction with the entry into the New Credit Facility described in Item 1.01 of this Current Report on Form 8-K, the Company terminated its prior credit facility, dated March 9, 2007, as amended, with U.S. Bank National Association, as administrative agent (the “Prior Facility”).  In connection with the termination of the Prior Facility, all mortgages, deeds of trust, liens and other security interests that the Company had granted to U.S. Bank National Association, as administrative agent under the Prior Facility were released.  At the time of termination, there were no outstanding loans under the existing credit facility and no early termination or prepayment penalties were incurred.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the New Credit Facility set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Description

10.1

$250,000,000 Credit Agreement dated as of August 3, 2011, by and among Intrepid Potash, Inc., as borrower; U.S. Bank National Association, as administrative agent, joint lead arranger, joint book runner, LC Issuer and Swing Line Lender; Wells Fargo Bank, National Association, as syndication agent; Wells Fargo Securities, LLC as joint lead arranger and joint book runner; and the Lenders (as defined therein).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTREPID POTASH, INC.

Dated: August 8, 2011	By:	/s/ Geoffrey T. Williams, Jr.
Geoffrey T. Williams, Jr.
Assistant General Counsel and Secretary